UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2015 (September 14, 2015)

Synacor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33843	16-1542712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 La Riviere Drive, Suite 300, Buffalo, New York		14202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (716) 853-1362

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Closing of Acquisition of Assets from Zimbra, Inc.

On August 18, 2015, Synacor, Inc. (“Synacor”) and Sync Holdings, LLC, its wholly-owned subsidiary, entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Zimbra, Inc. (“Zimbra”) to acquire assets related to Zimbra’s email collaboration products and services business (the “Purchased Business”). Synacor completed the acquisition (the “Acquisition”) on September 14, 2015 (the “Closing”). Following the Closing, many of Zimbra’s employees who supported the Purchased Business commenced employment with Synacor.

At the Closing, in consideration for the Purchased Business, Synacor issued to Zimbra 2,400,000 shares of its Common Stock (such shares, the “Closing Stock Consideration”) and warrants to purchase 480,000 shares of Common Stock (the “Closing Warrants”).

Synacor has held back an additional 600,000 shares of Common Stock (the “Holdback Stock” and together with the Closing Stock Consideration, the “Stock Consideration”) and warrants to purchase an additional 120,000 shares of Common Stock (the “Holdback Warrants” and together with the Closing Warrants, the “Warrants”) to secure Zimbra’s indemnification obligations under the Asset Purchase Agreement. For purposes of determining the number of Holdback Shares and Holdback Warrants used to satisfy Zimbra’s indemnification obligations under the Asset Purchase Agreement, (i) the Holdback Shares will be valued at the volume weighted average of the closing prices of the Common Stock during the ten business days prior to the final determination of the indemnification claim (the “Volume Weighted Average Price”) and (ii) the Holdback Warrants will be valued based on a Black-Scholes calculation and the Volume Weighted Average Price. Any Holdback Shares and Holdback Warrants not used to satisfy indemnification claims (including pending claims) will be released eighteen months following the Closing.

In connection with the Acquisition, Zimbra has agreed not to sell, transfer or otherwise dispose of any portion of the Stock Consideration until the first anniversary of the Closing. Upon the first anniversary of the Closing, the restrictions will lapse with respect to 1/6th of the Stock Consideration, and upon the completion of each of the five months thereafter, the restrictions will lapse with respect to an additional 1/6th of the Stock Consideration. Following the lapse of such restrictions, Zimbra may transfer the Stock Consideration solely to its stockholders.

The exercise price of the Warrants is $3.00 per share. The Warrants have a term of three years following the Closing and are not exercisable until the first anniversary of the Closing. Upon the first anniversary of the Closing, the Warrants will become exercisable with respect to 1/6th of the shares underlying the Warrants, and upon the completion of each of the five months thereafter, the Warrants will become exercisable with respect to an additional 1/6th of the shares underlying the Warrants.

Additionally, Synacor paid Zimbra $17,310,000 in cash (the “Cash Consideration”) at the Closing, and Zimbra will be eligible to receive up to an additional $2.0 million in cash upon the satisfaction of certain business performance milestones after the Closing, subject to and contingent upon any reduction to satisfy indemnification claims (including pending claims), as further described in the Asset Purchase Agreement.

Additionally, Synacor has assumed certain obligations of Zimbra, including the performance of Zimbra’s post-closing obligations under contracts assigned to Synacor.

The Asset Purchase Agreement and an Assignment and Assumption Agreement pursuant to which Sync Holdings, LLC assigned its rights and obligations thereunder to Synacor are attached hereto as Exhibit 2.1 and Exhibit 2.2 respectively and are hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Asset Purchase Agreement dated August 18, 2015 by and among Zimbra, Inc., Synacor, Inc. and Sync Holdings, LLC.

2.2	Assignment and Assumption Agreement dated September 14, 2015 by and among Zimbra, Inc., Synacor, Inc. and Sync Holdings, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNACOR, INC.

Date: September 16, 2015	By:	/s/ William J. Stuart
William J. Stuart
Chief Financial Officer and Secretary